December 15, 2017

Securities and Exchange Commission

100 F. Street N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of Cannabis Leaf, Inc., f/k/a Pacificorp Holdings, Ltd. (the “Company”) Form 8-K to be filed on December 15, 2017 and are in agreement with the statements relating only to TAAD, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, CA

December 15, 2017

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